UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/05/2007

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

UTAH	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 2, 2007, Raser Technologies, Inc. ("Raser") entered into a Settlement Agreement, Severance Agreement and Release with William Dwyer, former Chief Financial Officer (the "Settlement Agreement"). The following significant provisions relating to compensation of the former officer were included in the Settlement Agreement with an effective date of December 4, 2006 (the "Termination Date"): (1) 124,000 shares of Raser common stock which were previously granted and fully-vested prior to the Termination Date will be delivered ratably through May 2007; (2) 33,332 shares of Raser common stock will fully-vest as of the Termination Date and be ratably delivered through June 2007; (3) 5,000 shares of Raser common stock which were previously granted become fully-vested as of the Termination Date and delivered prior to December 31, 2006; and (4) 33,333 additional shares of Raser common stock will be granted, immediately fully-vested, and ratably delivered through September 2007.   In conjunction with the Settlement Agreement, Mr. Dwyer will also receive severance pay of approximately $21,000 through January 2007 and is required to forfeit 66,668 unvested shares of Raser common stock.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Settlement Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: January 05, 2007	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	SETTLEMENT AGREEMENT, SEVERANCE AGREEMENT AND RELEASE